Exhibit 99.1

[Logo]
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720/888-2517                                      720/888-2518

                  Paul Lonnegren
                  720/888-6099

                          Level 3 Announces Offering of
                          $500 Million of Senior Notes

     BROOMFIELD, Colo., Sept 22, 2003 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that its subsidiary, Level 3 Financing, Inc., plans to raise $500 million aggregate principal amount of Senior Notes due 2011 in a proposed private offering to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933 and outside the United States under Regulation S under the Securities Act of 1933.

     The senior notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     The company intends to use the net proceeds of this offering, along with cash on hand, to repay all outstanding purchase money indebtedness borrowed under the company's senior secured credit facility. The outstanding purchase money indebtedness to be repaid equals approximately $1.125 billion. As a result, when the offering is completed, the senior secured credit facility will be repaid in full and terminated. The offering is expected to be completed during the first week of October, 2003, subject to customary closing conditions.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs

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in North  America and is the  primary  provider  of  Internet  connectivity  for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 22,500 mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented
Softswitch-based   managed  modem  and  voice  services.   Its  Web  address  is
www.Level3.com.

The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

Forward  Looking  Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.